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                                                                     Exhibit 5.1


                               PALMER & DODGE LLP
                               ONE BEACON STREET
                             BOSTON, MA 02108-3190

TELEPHONE: (617) 573-0100                              FACSIMILE: (617) 277-4420


                                        March 23, 1998


Dyax Corp.
One Kendall Square
Building 600
Cambridge, Massachusetts 02139

          We are rendering this opinion in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by Dyax Corp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to up to 2,500,000 shares (2,875,000 shares if the underwriters' over-allotment option is exercised in full) of the Company's Common Stock, $0.01 par value per share (the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

          We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors on January 30, 1998 and March 14, 1998 in connection with the authorization, issuance and sale of the Shares. We have examined such other documents as we consider necessary to render this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor at the price to be determined pursuant to the Resolutions, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part thereof.

                                        Very truly yours,

                                        /s/ PALMER & DODGE LLP
                                        ---------------------------
                                        PALMER & DODGE LLP